EXHIBIT 10.1

OFFICEMAX INCORPORATED

NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option (the “Option”) is granted December 31, 2004, by OFFICEMAX INCORPORATED (the “Company”) to                            (“Optionee”) pursuant to the Director Stock Compensation Plan (the “Plan”), subject to the following terms and conditions.

1.               This Option is subject to all the terms and conditions of the Plan, and all capitalized terms not otherwise defined in this Agreement shall have the meaning given them in the Plan.

2.               The Company hereby grants Optionee a nonstatutory stock option to purchase up to              shares of Stock at a price of $2.50 per share.

3.               This Option shall expire on the first day following the third anniversary of Optionee’s retirement, resignation, or termination as a director of the Company.

4.               Except as provided in Sections 3.7 and 3.11 of the Plan, this Option shall not be exercisable until July 1, 2005, and thereafter it shall be exercisable in full.

5.               This Option may be exercised, in full or in part, from time to time by delivery of notice to the Company or its agent specifying the number of shares of Stock to be purchased.  There are three ways to pay the exercise price for this Option:

a.               Optionee may pay cash.

b.              If Optionee owns shares of Company stock, Optionee may use them in lieu of cash or in combination with cash.

c.               If legally permitted, Optionee may sell a portion or all of the Option shares.  The exercise price of this Option and any required fees shall be deducted from the proceeds of the sale.

6.               This Option is nontransferable other than as provided in Section 3.9 of the Plan.

OFFICEMAX INCORPORATED

By
Matthew R. Broad
Executive Vice President,
General Counsel and
Corporate Secretary